EXHIBIT 10.55

Euronext N.V.

Euronext Employees Stock Option Plan 2001

Plan Description

IMPORTANT INFORMATION

This Plan Description does not constitute investment advice, or a recommendation of Euronext to accept the offer expressed herein. Employees of Euronext who are eligible to participate in the Euronext Employees Stock Option Plan 2001 (the “Plan”) must rely upon their own examination of the terms and conditions of the Plan and are advised, if necessary, to seek independent advice in order to make a balanced judgement of all that is discussed and described herein.

1.                                      Introduction

The Euronext Employees Stock Option Plan 2001 was adopted by the Managing Board of Euronext N.V. on 13 March 2001 and reviewed and approved by the Supervisory Board on meetings held on 13 March and 19 April 2001. Purpose of the Plan is to reward the present Euronext employees in the Netherlands and Belgium for their continued contribution towards the creation of Euronext, as well as to promote the long-term success of Euronext by encouraging these employees to focus on Euronext’s long-range goals by allowing such individuals to acquire a stake in Euronext. As the details and characteristics of the Plan are specifically tailored to the public offering and listing of the Euronext shares, the grant of options will be conditional upon the initial public offering occurring during 2001.

The Plan supplements the existing employees stock option plan that was adopted by the general meeting of shareholders of Société des Bourses Françaises S.A. (“SBF”) before the merger of SBF, Amsterdam Exchanges N.V. and Société de la Bourse de Valeurs Mobilières de Bruxelles S.A./Effectenbeursvennootschap van Brussel N.V. into Euronext, and applies to all employees of Euronext Amsterdam and Euronext Brussels and their respective subsidiaries in the Netherlands and Belgium, as well as to the employees of Clearnet S.A. employed or working in the Netherlands or Belgium (as described in section 3 hereof).

This Plan Description sets forth the relevant details and characteristics of the Plan. Country-specific information for Dutch employees is provided in the Relevant Country Annex attached hereto as Annex A.

2.                                      Definitions

Except as otherwise provided, for the purpose of the Plan, capitalised terms used herein shall have the following meaning:

Beneficiary	a Euronext employee eligible to receive Options on the basis of the Plan.

Euronext Share	an ordinary share of EUR 1 par value in the capital of Euronext N.V.

Exercise Period	the period described in section 7 hereof.

Exercise Price	the price at which an Option Holder is entitled to purchase Euronext Shares upon exercise of one or more Options, as described more fully in section 8 hereof.

Granting Date	the date on which Options are granted, as described more fully in section 6 hereof, being the date of the Notice of Grant.

Notice of Grant	the notice defined in section 6 hereof.

IPO	the initial public offering and listing of Euronext Shares.

IPO Price	the issue price of Euronext Shares in the IPO applicable to retail investors.

Option	the right to purchase one Euronext Share at the Exercise Price.

Option Holder	each holder of one or more Options.

Plan	the Euronext Employees Stock Option Plan 2001 as described herein.

Selected Beneficiary	any Beneficiary selected as such pursuant to section 15 hereof.

Subsidiary

a subsidiary within the meaning of section 2:24a of the Netherlands Civil Code (being a company in respect of which another company holds the majority of the voting rights, or has the power to appoint the majority of the directors).

3.                                     Eligibility

Beneficiaries eligible to receive Options under the Plan are, without duplication:

•                  all employees of Euronext Amsterdam N.V. and its Subsidiaries, who are employed or working in the Netherlands, Belgium or France;

•                  all employees of Euronext Brussels N.V./S.A. and its Subsidiaries, who are employed or working in Belgium, the Netherlands or France; and

•                  all employees of Clearnet S.A. who are employed or working in the Netherlands or Belgium;

provided that, in each case, the employee as at the Granting Date is employed on the basis of a regular, formal employment agreement with the relevant Euronext entity (i.e. not on a temporary employment (or uitzend) basis), whether for a fixed or an indefinite period of time; and

•                  the members of the Managing Board of Euronext Amsterdam N.V. and Euronext Brussels S.A./N.V. employed or working in the Netherlands or Belgium provided that the employment or self employed contracts, as the case may be, of such members of the Managing Board with Euronext Amsterdam N.V. and Euronext Brussels S.A./N.V. are still in force at the Granting Date.

4.                                     Options

Each Option granted by Euronext N.V. pursuant to the Plan entitles the Option Holder to purchase one (1) Euronext Share held by Euronext N.V. itself at the Exercise Price, subject to and in accordance with the terms hereof, except that Euronext N.V. can fulfil its obligations arising out of Options being exercised by issuing new shares instead of transferring treasury shares in the event that it should not have available a sufficient number of treasury shares to cover the Options that are exercised. Options are not transferable and cannot otherwise be encumbered or disposed of by the Option Holder.

5.                                     Number of Options

Each Beneficiary is entitled to a number of Options equal to the amount of a fraction A:B (rounded upwards or downwards to the nearest whole number) in which the numerator (A) is equal to the amount of the regular gross salary of the Beneficiary for one and a half (1.5) months expressed in EURO as at the time of the Granting Date, and in which the denominator (B) is equal to the IPO Price. For the purpose of this calculation the Beneficiary’s gross salary shall be the amount of such salary before taxation and deduction of social security premiums (and excluding any bonuses, premiums, holiday allowances and the like). The confirmation letter that will be sent to each Beneficiary shortly after the Notice of Grant to which this Plan Description is attached, will state the gross salary of the Beneficiary concerned that served as the basis for the calculation of the number of Options granted.

6.                                     Granting Date

Subject to acceptance or refusal in accordance with section 11 hereof, Options are granted by means of a written notice from Euronext N.V. to the respective Beneficiaries confirming the granting of Options to such Beneficiary under the terms and conditions of the Plan and stating the manner of calculation of the number of Options granted pursuant thereto (the “Notice of Grant”). As soon as practicable after despatch of the Notice of Grant, Euronext N.V. shall specify in writing the exact number of Options granted to the relevant Beneficiary.

7.                                      Exercise Period

Option Holders may exercise their Options starting 36 months after the Granting Date, up to the tenth anniversary of the Granting Date (the “Exercise Period”).

8.                                     Exercise Price

The Exercise Price per Option shall be:

(i)                                     in the case of all Belgian Beneficiaries (including for the avoidance of doubt: the Belgian Selected Beneficiaries): the amount in Euro equal to the IPO Price;

(ii)                                  in the case of all Dutch Selected Beneficiaries: the amount in Euro equal to the IPO Price; and

(i)                                     (iii)  in the case of all Dutch Beneficiaries other than the Dutch Selected Beneficiaries: the amount in Euro equal to the IPO Price minus 10%.

9.                                     Exercise procedure

Options can be exercised by submitting a duly completed Exercise Notice (in the form of Annex C hereto) to Euronext N.V., Human Resources Department. Upon receipt of the Exercise Notice and payment in full of the aggregate Exercise Price, Euronext N.V. shall arrange for the applicable number of Euronext Shares to be transferred to a securities account of and/or for the benefit of the Option Holder specified by him or her in the Exercise Notice. Euronext N.V. shall use its best efforts to transfer the applicable number of Euronext Shares as soon as practicable after receipt of the Exercise Notice and Exercise Price.

A minimum of 100 Options per exercise applies, except when exercising all remaining Options. This minimum number does not apply to Option Holders that are granted less than 100 Options, provided that such Option Holder exercises his or her Options all at once.

10.                              Expiration date

The Options and the right to exercise the same expire on the tenth anniversary of the Granting Date. Options which have not been exercised by such date shall lapse automatically without any compensation whatsoever to the Option Holder.

11.                              Acceptance; Refusal

Beneficiaries must communicate their acceptance or refusal of the Options granted to them to Euronext N.V., Human Resources Department, no later than 2 September 2001. In order to expedite this process, Beneficiaries are requested to complete and return the offer response form attached to the confirmation letter that will be dispatched shortly after the individual notice of grant provided to each Beneficiary separately. BENEFICIARIES WHO HAVE NOT RETURNED THEIR OFFER RESPONSE FORMS ON OR BEFORE 2 SEPTEMBER 2001 SHALL BE DEEMED TO HAVE ACCEPTED THE OPTIONS GRANTED TO THEM.

12.                              No lock-up or transfer restrictions

Euronext Shares transferred or issued to an Option Holder pursuant to an exercise of Options can be freely disposed of by the holder. No lock-up or transfer restrictions apply to these shares. Please also refer to section 16 below.

13.                              Termination of employment

Upon termination of the employment of an Option Holder with Euronext N.V. or one of its Subsidiaries (or upon termination of the services any self-employed Option Holder renders to Euronext N.V. or one of its Subsidiaries) for whatever reason, except in the event of (i) death, (ii) disability or (iii) retirement at the scheduled retirement date, any and all Options which have not been (or could not be) exercised by the effective date of termination of the employment shall lapse automatically without entitlement of the Option Holder to reimbursement or compensation in any respect; provided however, that in the event of death of the Option Holder - whether prior to or during the Exercise Period - the relevant Options continue to be exercisable by his or her heirs during a maximum period of two years after the Option Holder’s death if during the Exercise Period, or, in the event the Option Holder dies prior to the Exercise Period, exercisable during the first two years of the Exercise Period. The rights and obligations under or in respect of Options that have been duly exercised prior to the effective date of termination shall not be affected by such termination.

14.                              Tax treatment of the Options

For a description of the tax treatment of the Options in the Netherlands, please refer to the Relevant Country Annex attached as Annex A hereto.

15.                              Selected Beneficiaries

In addition to the Options granted pursuant to section 5 of this Plan, the Managing Board of Euronext N.V. may grant additional Options to Selected Beneficiaries. The selection of Selected Beneficiaries shall be made by the Managing Board subject to the approval of the Supervisory Board of Euronext N.V. The number of additional Options to be granted to Selected Beneficiaries shall be calculated in accordance with the formula set out in section 5 hereof except that the numerator (A) shall be an amount equal to the regular gross salary of the Selected Beneficiaries for either six (6), twelve (12), eighteen (18) or twenty four (24) months. The applicable amount shall be determined by the Managing Board of Euronext N.V. for each Selected

Beneficiary individually, subject to the approval of the Supervisory Board of Euronext N.V.

16.                               Insider Trading Rules

Option Holders must observe all applicable laws regarding insider trading, and must comply with all applicable internal Euronext rules and regulations concerning private investment transactions and insider trading.

17.                              Corporate events; Dilution

In the event of any change in the par value of the Euronext Shares, the Managing Board of Euronext N.V. may make such adjustments as it, in its sole discretion, deems appropriate in (a) the description of a Euronext Share covered by each Option, (b) the number of Options, (c) the Exercise Price, or (d) a combination of the foregoing, in order to neutralise the effect of dilution of any such event.

18.                              Dividend rights

The dividend rights attached to the Euronext Shares which the Option Holder receives upon valid exercise of his or her Options are the same as the dividend rights attached to all other Euronext Shares as at that time.

19.                              Unforeseen circumstances

In all situations not provided for in this Plan Description, the Managing Board of Euronext N.V. shall decide subject to and in accordance with all applicable laws.

20.                              Governing law; Jurisdiction.

The Plan and the Options granted pursuant thereto are governed by and construed in accordance with the laws of the Netherlands. All disputes arising from or in connection with the Plan or any Options granted thereunder shall be submitted to the competent courts in Amsterdam; provided that for the benefit of Beneficiaries employed or residing in Belgium, Euronext N.V. also submits to the competent courts of Brussels.

ANNEX A

Euronext N.V.

Euronext Employees Stock Option Plan 2001

Relevant Country Annex

(The Netherlands)

TAXATION OF STOCK OPTIONS

Below you will find a brief summary of certain Dutch tax consequences related to the Euronext Employees Stock Option Plan 2001 under the Dutch tax laws in force and in effect as at the date hereof, which is subject to changes in Dutch law, including changes that could have retroactive effect. This summary has a general nature and is only intended to give general guidance and should be treated with corresponding caution. It can not be relied upon with respect to Dutch tax consequences that are not specifically discussed herein. Any Dutch tax consequences due to the application of a special tax regime or special interpretation of the law, whether agreed by ruling or otherwise, are excluded from this summary. This summary only regards the employees who are resident and working in the Netherlands and are employed by Euronext Amsterdam N.V. or one of its Dutch resident subsidiaries. We recommend you to consult your own advisor in respect of the grant of Options to you.

This summary first outlines in a general fashion the taxation under the Euronext plan. The summary also includes a general outline of the Dutch tax rules in respect of options granted to Employees who are residents of the Netherlands for tax purposes and who are subject to Dutch wages tax and who work in the Netherlands.

The Euronext Plan

Options are considered to be salary. The tax rates are the same as those applying to your cash salary; progressive rates with a maximum of 52%.

Under the Euronext Plan you will not have to pay tax at grant or at acceptance.  There are two systems (regime I and regime II) that determine the moment you will be taxed as well as the amount that will be taxable. Under Regime I you will be taxable at the third anniversary of grant, provided you are still an employee of Euronext at that time or, if such event occurs earlier, at your death, disability or retirement at the scheduled retirement date (“the taxable moment under regime I”). The tax payable is based on a formula (see below). Basically your tax is calculated as a percentage of the stock price at that date. Under Regime I, the exercise of the Options nor the sale of the Shares will be taxable, but you may have to pay tax annually on the value of the Options and - after exercise - the value of the Euronext Shares (see below Box III).

Regime II will only be applicable if you and your employer send a letter to the competent tax inspector before the taxable moment under regime I informing him of your choice to be taxed under this regime. Under Regime II two taxable moments may occur. The first moment is the taxable moment under regime I (see above). You will be taxable on the difference between the market value of a Euronext share at grant and the Exercise Price (the intrinsic value at grant), insofar as such difference is still present at that time, multiplied with the number of options. The second taxable moment occurs upon your exercise of an Option on the difference between stock price of the Euronext Shares and the Exercise Price of the Options you exercise, minus the amount already taxed, if any. The sale of the Shares will not be taxable but you may have to pay tax annually on the value of the Euronext Shares (see below Box III).

Under both regimes, the value is taxed as income from employment (maximum rate 52%). The tax paid is irrecoverably paid and no refund and/or deduction for this tax paid is granted to you in any case. Your employer will have to withhold the tax.

Euronext explicitly refrains from any judgement with respect to the regime of taxation that you should choose. In case the stock price of the Euronext Shares increases significantly after the taxable moment under regime I but prior to your exercise the tax payable would in principle be lower under regime I. On the other hand, in case the stock price of the Euronext Shares after the taxable moment under regime I but prior to your exercise drops and remains below the exercise price under regime I you would have paid tax without the possibility of deriving a gain. It may be advisable to consult your personal advisor as to the consequences of your choice.

Dutch tax rules

An option constitutes taxable income from employment (tax rates up to 52%, 2001). Effective 1 January 2001, Dutch Wage Tax Act contains two alternative regimes to tax employee stock options:

(i)                                     At the time the options become unconditional (Regime I);

(ii)                                  Upon exercise (Regime II).

The principal rule is that employee stock options are taxable under Regime I. Only upon election, such options can be taxed pursuant to Regime II (see below).

The employer will in principle have to withhold the wage tax payable by the Dutch employee at the moment of taxation.

(i)                                 Regime I

At the moment the options become unconditional their value is calculated as a percentage of the fair market value of the underlying shares at that moment. The percentage is determined according to the following formula:

P = I + V, but at least 4

In this formula:

I  =  [(W - U) / W] x 100; I can be negative

V = (4.5 - 0.1t) x t - (0.09 - 0.002t) x I x t; V cannot be negative

P  = percentage;

I   = intrinsic value; fractions are rounded down

V  = expectancy value; fractions are rounded down

W = fair market value of the shares at the taxable moment

U  = the option exercise price

t  = the term of the option after the taxable moment (in years or in parts thereof)

Additional taxation

Under this system of taxation, taxation in addition to that at unconditional grant will be triggered if you engage in certain transactions before the third anniversary of grant.(1) In principle these transactions, apart form the Options becoming business assets, are not allowed under the Euronext Plan.

(ii)                             Regime II

The employee opting for taxation at exercise should prior to his employee stock options becoming unconditional inform the tax inspector in writing (together with his employer) thereof. Under this system, taxation in respect of the benefit will in principle only take place at exercise(2). However, taxation in respect of the fact that the exercise price is lower than the market value of the shares at grant (i.e. the 10% discount to the Dutch Employees other than the Dutch Selected Employees) cannot be postponed until exercise. This benefit will be taxable when the options become unconditional (see above) irrespective of the election made. Taxable pursuant to this system is the value of the underlying shares in excess of the sum of the exercise price less the amount already taxed, if any. If the options are not exercised but disposed off in any other way, the basis for taxation will be the actual benefit derived through the disposal.

Tax Act 2001

Under the Income Tax Act 2001 individuals are taxed as follows:

•                  Box I comprises business and labour income, income from periodic payments and income from the taxpayer’s primary residence. Box I provides for a progressive rate of taxation up to 52%.

•                  Box II comprises income (dividends and capital gains) derived from a (deemed) “substantial interest” in a company. All such income is subject to a flat tax rate of 25%.

•                  Box III comprises all other income (i.e., investment income). All such income is deemed to be 4% of the average net value of the taxpayer’s assets and liabilities and will be taxed at a flat rate of 30%.

Under the Income Tax Act 2001, employee stock options will be categorised in Box I at grant regardless which system of taxation (Regime I or II) would be opted for. Under Regime I, the principal rule is that options will move to Box III on the third

(1)          If the options are exercised, sold, pledged, encumbered or become business assets.

(2)          The moment the employee stock options become unconditional may coincide with exercise.

anniversary of grant. Under Regime II the Options will be included in Box I. The acquired shares will be included in Box III immediately following the exercise.

ANNEX B

Euronext N.V.

Euronext Employees Stock Option Plan
2001

Q & A

(The Netherlands)

1.                                     General

What is the purpose of the Plan?

Purpose of the Plan is to promote the long-term success of Euronext by encouraging the employees that have assisted in creating Euronext, to focus on its long-range goals by allowing such individuals to acquire a stake in Euronext.

Will I be required to pay for my Options?

The Options are granted to you in recognition of your services to Euronext, and do not require any cash payment. To purchase shares under the Options, however, you must pay the Exercise Price for the number of shares you wish to acquire.

How will I receive my Euronext Shares once I have exercised my Options?

Once you have validly exercised your Option through submitting to Euronext a duly completed Exercise Notice (attached as Annex C hereto) and payment in full of the aggregate Exercise Price due, Euronext will procure that the corresponding number of Euronext Shares will be transferred to a securities account in the Netherlands, France or Belgium of your preference. Please make sure that the relevant Exercise Notice clearly and correctly states all of your account details. If you do not yet have a securities account, please request your bank to open one well ahead of the projected exercise date.

What happens if I do not exercise my Options?

Your Options will lapse automatically at the tenth anniversary of the Granting Date, or upon termination of your employment with Euronext (except in the event of death, disability or retirement at the scheduled retirement date), whichever is earlier.

What do I need to do to accept or refuse the Options?

You need to return the Offer Response Form annexed to the confirmation letter that will be sent to you shortly after the notice of grant of Options, before the ultimate response date stated on such Form. Beneficiaries who have not returned their Offer Response Forms in time shall be deemed to have accepted the Options granted to them and shall be taxed accordingly.

My employment agreement with Euronext expires within one year. Am I eligible to receive Options under the Plan?

Yes, provided that you fall within one of the categories of Beneficiaries set forth under section 3 of the Plan Description. Please note, however, that you will not be able to exercise your Options in any event if you are no longer employed at the commencement of the Exercise Period (which is 36 months after the Granting Date). Please also refer to sections 7, 9, 10 and 13 of the Plan Description for the conditions applicable to a valid exercise of your Options.

Will I be reimbursed by Euronext in respect of any taxation or other costs incurred in connection with the Options?

No. It is therefore imperative that you familiarise yourself with the tax and other financial consequences the grant of the Options may have in your situation.

Can I transfer my Options?

The Options are not transferable, but can be the object of a bequest and/or inheritance.

Can I pledge or otherwise encumber any or all of my Options?

No.

When do I acquire the rights of a shareholder?

As a holder of Options, you have none of the rights of a shareholder with respect to the shares covered by your Options. You will not acquire shareholder rights until you have received the applicable number of Euronext Shares.

When may I exercise my Options?

The Options are exercisable as from 36 months after the Granting Date, until expiry of the Options on the tenth anniversary of the Granting Date. Options can only be exercised during that period if you are still employed with Euronext at the time of exercise, or if your employment has been terminated earlier because of your death, disability or retirement at the scheduled retirement date.

When will my Options expire?

The Options expire on the tenth anniversary of the Granting Date.

What form of payment is required when I exercise my Options?

The Exercise Price can only be paid in cash.

Do I need to exercise my Options all at once?

No, you may exercise your Options in instalments. However, a minimum of 100 Options per exercise applies, except when exercising all remaining Options.

The minimum amount of 100 Options per exercise does not apply to Option Holders that were granted less than 100 Options. These Option Holders may exercise less than 100 Options per exercise, provided that such Option Holder exercises his or her Options all at once.

What happens to my Options if my employment with Euronext terminates?

After the termination of your employment (other than by reason of your death, disability, or retirement at the scheduled retirement date), you are no longer entitled to exercise your Options. Any exercise made during the Exercise Period prior to the termination of your employment, however, are not affected by such termination.

What happens to my Options if I die or become disabled?

Disability occurring once the Exercise Period has started does not affect the right to exercise the Options. In the event of your death within the Exercise Period, your Options may be exercised during a maximum period of two (2) years by the person or persons to whom the Options are transferred by the provisions of your will or the applicable laws of inheritance. These persons may exercise your Options in accordance with the terms and conditions of the Plan. In the event of death prior to the start of the Exercise Period, the said persons may still exercise the Options during the first two (2) years of the Exercise Period.

Apart from the terms and conditions of the Plan, are there any other rules I must observe?

Yes. You must observe all internal Euronext rules regarding private investment transactions and insider trading, as well as all applicable laws, including but not limited to those concerning insider trading.

When can I sell my shares I received upon exercise of my Options?

You may sell or otherwise dispose of your shares immediately, provided that all applicable laws and internal regulations applicable to Euronext employees and other insiders (notably on insider trading) are observed.

Do I have the right to remain employed until my Options become exercisable?

Nothing in the Plan is intended to give any person the right to remain employed by any Euronext entity for any specific period. Both you and Euronext will have the right to terminate your employment at any time and for any reason, subject to any employment agreement that may apply, and subject to all applicable laws.

2.                                     Netherlands Taxation(3)

What is my tax position at grant or acceptance?

You will not pay any tax in respect of the Options at the time your Options are granted or at the time you accept your Options.

What is the tax position after grant?

Dutch tax law provides for two regimes of taxation: regime I and regime II.

Regime I:

Under regime I you will be taxed when the Options become unconditional. Taxation arises irrespective of you exercising all or part of your Optionst.

Regime II:

Under regime II you will be taxed when you exercise your Options. You will also taxed if (and to the extent) the excess of the fair market value of the underlying Shares at grant over the Exercise Price is still present at that time the Options becomes unconditional. This amount will not be subject to tax again upon your exercise of the Options.

When will the Options become ‘unconditional’?

The Options will become ‘unconditional’ at the third anniversary of the date of grant, unless you are no longer an employee of Euronext at that date. The options will also become ‘unconditional’ at your death, disability or retirement at the scheduled retirement date before the third anniversary of grant.

And after that?

Regime I:

If you are taxed under regime I at the third anniversary of the date of grant the Options become unconditional your Options - and after exercise your Shares - will become part of your taxable basis in box III (Schedule A).

Regime II:

If you are taxed under regime II after exercise your Shares will become part of your taxable basis in box III (Schedule A).

(3) This brief summary of certain Dutch tax consequences related to the Euronext Employees Stock Option Plan 2001 under the Dutch tax laws in force and in effect as at the date hereof, and is subject to changes in Dutch law, including changes that could have retroactive effect. This summary has a general nature and is only intended to give general guidance and should be treated with corresponding caution. It can not be relied upon with respect to Dutch tax consequences that are not specifically discussed herein. Any Dutch tax consequences due to the application of a special tax regime or special interpretation of the law, whether agreed by ruling or otherwise, are excluded from this summary. This summary only regards the employees who are resident and working in the Netherlands and are employed by Euronext N.V. or one of its Dutch resident subsidiaries. We recommend you to consult your own advisor in respect of the grant of Options to you.

Under which regime will I be taxed?

If you make no election you will be taxed under regime I. If you wish to be taxed under regime II the competent tax inspector will have to be notified of this choice in a joint letter by yourself and your employer before the Options become unconditional

Which regime should I choose?

Euronext explicitly refrains from any judgement with respect to the regime of taxation that you should choose. It may be advisable to consult your personal advisor as to the consequences of your choice.

On what basis is my taxable amount calculated?

Under regime I: The amount of taxable amount is calculated by reference to a formula.

Under regime II: You are taxed on the basis of your gain, which is the excess of the share value of the Option Shares over the exercise price of the Options.

At what rate am I taxed?

The progressive rates for employment income in Box I apply.

How is the tax paid?

Your employer will be obliged to pay the tax on your behalf. This creates a payable of yourself towards your employer. Your employer could deduct your tax out of your salary and/or require you to provide the necessary funds to pay the tax you owe. You may choose to sell some of your Shares immediately to cover your tax liability.

What is the tax position on the sale of your Shares?

A capital gain realised on the sale of your Shares will in itself not be subject to Dutch tax.

ANNEX C

Euronext N.V.

Euronext Employees Stock Option Plan 2001

Exercise Notice

Name:

Address:

Country:

Telephone (office):

Telephone (home):	,

a beneficiary under the Euronext Employees Stock Option Plan 2001 (the “Plan”), hereinafter referred to as the “Beneficiary”;

hereby gives notice to Euronext N.V. that it wishes to exercise                        (specify number, with a minimum of 100 except when exercising all (remaining) options) options granted to it pursuant to the Plan. The Beneficiary hereby irrevocably instructs Euronext N.V. to procure the transfer of the corresponding number of Euronext N.V. shares to the Beneficiary’s securities account maintained with the banking institution identified below. I am aware that the transfer of the Euronext shares will only occur once Euronext N.V. shall have received payment in full of the aggregate exercise price.

I am aware of the current Euronext private investment transactions and insider trading rules and regulations applicable to Euronext employees and other insiders, and I hereby undertake to observe all such rules if and to the extent applicable to me.

I have transferred the aggregate exercise price of EUR                         to account number 22.35.06.907 in the name of Euronext Amsterdam N.V. (name and address of banking institution: Kas-Associatie N.V., Spuistraat 172, Amsterdam, the Netherlands).

Upon receipt of the exercise price, please transfer the corresponding number of Euronext N.V. shares to the following securities account:

Account number:

In the name of:

Name of Bank:

Address of Bank:

Country of Bank:

Date:	Signature:

Please send this Exercise Notice to Euronext N.V., Human Resources Department, P.O. Box 19163, 1000 GD Amsterdam.